Exhibit 99.1

DayStar Appoints Richard Nevins to Board of Directors

HALFMOON, N.Y., Nov. 13 /PRNewswire-FirstCall/ -- DayStar Technologies, Inc. (Nasdaq: DSTI - News) today announced that Richard Nevins has been appointed to its board of directors.

Mr. Nevins has more than 22 years of financial experience as a senior investment banker and corporate financial officer. Mr. Nevins is currently interim Chief Executive Officer and director for InSight Health Services Holding Corp. and a director for Aurora Trailer Holdings. From 1998 to July 2007, he served as Managing Director and co-head of the Recapitalization and Restructuring Group of Jefferies & Company, Inc. Prior to his tenure at Jefferies, Mr. Nevins served in several leadership positions as a director, financial advisor, and corporate executive, including roles as Managing Director at both Smith Barney and Drexel Burnham Lambert, as well as Chairman of the Executive Committee of Fruehauf Trailer Corp. Mr. Nevins holds an MBA from the Stanford Graduate School of Business and a Bachelor of Arts in Economics from the University of California, Riverside.

"We are extremely pleased to welcome Richard Nevins to DayStar's board of directors," said Dr. Stephan DeLuca, CEO of DayStar. "Richard's broad experience within the finance sector, and as a corporate executive and board member, makes him an invaluable addition to the board."

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing, and marketing of photovoltaic products based upon CIGS thin film semiconductor technology.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that we will not be able to manufacture our products or that they will not perform as expected, and other risks identified in our Registration Statement on Form SB-2 and other filings with the SEC. You should consider these factors in evaluating the forward- looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies, Inc. undertakes no obligation to update such statements.

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